ENVIROKARE TECH, INC.
                         5850 T. G. Lee Blvd., Suite 535
                                Orlando, FL 32822
                       (407) 856-8882 Fax: (407) 856-8270


                                 March 20, 2003


New Age Shelters Ltd.
P.O. Box 911, Stn. A
Kelowna, BC  V1Y 7P5
Canada
                                LETTER AGREEMENT


     This letter agreement is intended to provide the basis for preparation of a definitive agreement, between New Age Shelters Ltd. ("New Age") and Envirokare Tech, Inc. ("Envirokare" or "Parent") on terms mutually satisfactory to the parties hereto. Except for the agreements and obligations contained in Sections 1.a - 1.b hereof, this letter represents only the parties' current good faith intention to negotiate and enter into a definitive agreement for the purposes of forming a strategic alliance to develop, produce and market modular structures. It is not, and is not intended to be, a binding agreement between the parties except as to the Sections specified as binding, above. The obligation of the parties to effect the transactions contemplated by this letter are subject to a number of conditions, including without limitation, approval by the Boards of Directors of the respective parties, obtaining necessary third-party consents, completion of due diligence and other conditions as may be specified in the contemplated definitive agreement.

Section 1.  Prior Agreements

The following listed items represent pertinent agreements that were existing and in effect, prior to the date of this letter agreement. It is acknowledged by the parties to this letter agreement that all obligations, terms and conditions, as set forth in the following listed agreements, supercede any term or condition, whether actual or implied, that may be contemplated by this letter agreement and any subsequent definitive agreement that may entered into between the parties hereto :

     a. License Agreement between Thermoplastic Composite Designs, Inc. and Envirokare Composite Corp., a wholly-owned subsidiary of Envirokare, dated March 30, 2001.

     b. Merger Agreement by and among Envirokare Tech, Inc. Envirokare Composite Corp., on the one hand and Thermoplastic Composite Designs, Inc., Dale Polk, Sr., and Dale Polk, Jr. on the other hand, dated March 30, 2001.

Section 2.  Terms of Contemplated Agreement

The contemplated agreement between the parties hereto, is anticipated to contain provisions that include the following items:

     a. The Parent would create a wholly-owned subsidiary named, "EnviroDome". EnviroDome would be responsible for the development, manufacture, sale and marketing of Dome shelters.

     b. EnviroDome would receive an exclusive license from New Age to sublicense, produce and market Dome shelters currently manufactured by New Age for its clients. The Dome shelters are currently manufactured using fiberglass as the substrate material. Patents have been issued on New Age's fiberglass Dome shelters.

     c. The Parent, through its wholly-owned subsidiary Envirokare Composite Corp. ("ECC"), would make the TPF technology available to EnviroDome to sublicense, produce and market Dome structures that utilize New Age's patented Dome structure technology and the TPF processing technology in the Dome manufacture.

     d. The Parent would fund production of EnviroDome products, with funding to be arranged by the Parent on a best-efforts basis.

     e. New Age would receive a portion of EnviroDome's net profits based on the following schedule;

           Range of EnviroDome            Net Profit     Consideration Received
           Net Profits                   to New Age (%)    by New Age (Maximum)
           --------------------------    --------------  -----------------------
           $0          -  $6,500,000           40%             $2,600,000

           $6,500,001  -  $9,833,333           30%             $1,000,000

           $9,833,334  -  $14,833,333          20%             $1,000,000

           $14,833,334 and upward              10%              unlimited

     f. Larry Lalonde would be appointed President of EnviroDome and paid $5,000 per month salary.


Signatures by the parties, as provided below, indicate agreement with respect to the terms as set forth in this letter agreement.



New Age Shelters Ltd.                           Envirokare Tech, Inc.


/s/ Larry Lalonde                               /s/ George Kazantzis
------------------------                        ---------------------------
Larry Lalonde, President                        George Kazantzis, President


Date: April 1, 2003                             Date: April 1, 2003